FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH “AT THE MARKET” OFFERINGS

(to Prospectus dated [ ])1

RiverNorth Opportunities Fund, Inc.

Up to [ ] Shares of Common Stock

RiverNorth Opportunities Fund, Inc. (the “Fund”) has entered into a sales agreement, dated [ ], (the “Sales Agreement”) with [ ] (“[ ]”) relating to the Fund’s shares of common stock, $0.0001 par value per share (the “Common Shares”) offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sales Agreement, the Fund may offer and sell up to [ ] of the Fund’s Common Shares, from time to time through [ ] as the Fund’s agent for the offer and sale of the Common Shares. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may not sell any Common Shares at a price below the current net asset value (“NAV”) of such Common Shares, exclusive of any distributing commission or discount. The Fund is a diversified, closed-end management investment company which commenced investment operations in December 2015. The Fund’s investment objective is total return consisting of capital appreciation and current income.

The Fund’s Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “RIV.” As of [ ], the last reported sale price for the Fund’s Common Shares was $[ ] per share. As of [ ], the last reported NAV for the Fund’s Common Shares was $[ ].

Sales of the Fund’s Common Shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

[ ] will be entitled to compensation of [ ] to [ ] basis points of the gross sales price per Common Share for any Common Share sold under the Sales Agreement, with the exact amount of such compensation to be mutually agreed upon by the Fund and [ ] from time to time. In connection with the sale of the Common Shares on the Fund’s behalf, [ ] may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of [ ] may be deemed to be underwriting commissions or discounts.

Investing in the Fund’s Common Shares involves certain risks. You could lose some or all of your investment. See “Risks” beginning on page 27 of the accompanying Prospectus. You should consider carefully these risks together with all of the other information contained in this Prospectus Supplement and the accompanying Prospectus before making a decision to purchase the Fund’s Common Shares.

Principal Investment Strategies. The Fund seeks to achieve its investment objective by pursuing a tactical asset allocation strategy and opportunistically investing under normal circumstances Underlying Funds. Underlying Funds also may include BDCs and SPACs. All Underlying Funds will be registered under the Securities Act. Under normal market conditions, the Fund will invest at least 65% of its Managed Assets in closed-end funds and at least 80% of its Managed Assets in Underlying Funds. “Managed Assets” means the total assets of the Fund, including assets attributable to leverage, minus liabilities (other than debt representing leverage and any preferred stock that may be outstanding). The Underlying Funds in which the Fund invests will not include those that are advised or subadvised by ALPS Advisors, Inc. (the “Adviser” or “ALPS”), RiverNorth Capital Management, LLC (the “Subadviser”) or their affiliates.

[1]	This document is a form of Prospectus Supplement for an “at the market” offering. In addition to the sections outlined in this form of Prospectus Supplement, each Prospectus Supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of Prospectus Supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such Prospectus Supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of Prospectus Supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual Prospectus Supplement used for the purposes of offering securities pursuant to the registration statement to which this form of Prospectus Supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual Prospectus Supplement, and should not be used or relied upon in connection with any offer or sale of securities.

In selecting closed-end funds, the Subadviser will opportunistically utilize a combination of short-term and longer-term trading strategies to seek to derive value from the discount and premium spreads associated with closed-end funds. The Subadviser employs both a quantitative and qualitative approach in its selection of closed-end funds and has developed proprietary screening models and trading algorithms to trade closed-end funds. The Fund will invest in other Underlying Funds (that are not closed-end funds) to gain exposure to specific asset classes when the Subadviser believes closed-end fund discount or premium spreads are not attractive or to manage overall closed-end fund exposure in the Fund.

The Subadviser has the flexibility to change the Fund’s asset allocation based on its ongoing analysis of the equity, fixed income and alternative asset markets. The Subadviser considers various quantitative and qualitative factors relating to the domestic and foreign securities markets and economies when making asset allocation and security selection decisions. While the Subadviser continuously evaluates these factors, material shifts in the Fund’s asset class exposures will typically take place over longer periods of time.

Under normal market conditions, the Fund intends to maintain long positions in Underlying Funds, but may engage in short sales for investment purposes. When the Fund engages in a short sale, it sells a security it does not own and, to complete the sale, borrows the same security from a broker or other institution. The Fund may benefit from a short position when the shorted security decreased in value. The Fund may also at times establish hedging positions. Hedging positions may include short sales and derivatives, such as options and swaps. Under normal market conditions, no more than 30% of the Fund’s Managed Assets will be in hedging positions. The Fund’s investments in derivatives will be included under the 65% and 80% policy noted above so long as the underlying asset of such derivatives is a closed-end fund or Underlying Fund, respectively.

The Fund also may invest up to 20% of its Managed Assets in exchange-traded notes (“ETNs”), certain derivatives, such as options and swaps, cash and cash equivalents. Such investments will not be counted towards the Fund’s 80% policy.

The Fund’s NAV will vary and its distribution rate may vary and both may be affected by numerous factors, including changes in the market spread over a specified benchmark, market interest rates and performance. Fluctuations in NAV may be magnified as a result of the Fund's use of leverage. An investment in the Fund may not be appropriate for all investors.

Contingent Conversion Feature. The Fund’s Charter provides that, during calendar year 2021, the Fund will call a stockholder meeting for the purpose of voting to determine whether the Fund should convert to an open-end management investment company. If approved by stockholders, the Fund will seek to convert to an open-end management investment company within 12 months of such approval. If not approved by stockholders, the Fund will continue in operation as a closed-end management investment company.

Leverage. The Fund may borrow money and/or issue preferred stock, notes or debt securities for investment purposes. These practices are known as leveraging. Since the holders of common stock pay all expenses related to the issuance of debt or use of leverage, any use of leverage would create a greater risk of loss for the shares of common stock than if leverage is not used. The Fund may use leverage through borrowings or the issuance of preferred stock, in an aggregate amount of up to 15% of the Fund’s Managed Assets immediately after such borrowings or issuance. However, the Fund is not required to decrease its use of leverage if leverage exceeds 15% but is less than 20% of the Fund’s Managed Assets due solely to changes in market conditions. Based on market conditions at the time, the Fund may instead use such leverage in amounts that represent less than 15% of the Fund’s Managed Assets. The Fund currently anticipates that if employed, leverage will initially be obtained through the use of bank borrowings or other similar term loans. The Underlying Funds that the Fund invests in may also use leverage; provided, however, it is the intention of the Fund that the Fund’s direct use of leverage and the Fund’s overall exposure to leverage utilized by all the Underlying Funds, (i) attributable to debt, will not exceed 33 1/3% of the Fund’s Managed Assets and (ii), attributable to debt and preferred stock, will not exceed 50% of its Managed Assets. To the extent that the Fund’s exposure to leverage utilized by all the Underlying Funds is 50% of the Fund’s Managed Assets, the Fund intends to not utilize leverage directly. The Fund’s intention to limit leverage is contingent upon the Subadviser’s ability to adequately determine an Underlying Fund’s current amount of leverage, which may be severely limited, and ultimately unsuccessful.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated [ ]

This Prospectus Supplement, together with the accompanying Prospectus, sets forth concisely the information that you should know before investing. You should read the accompanying Prospectus and Prospectus Supplement, which contain important information, before deciding whether to invest in the Fund’s Common Shares. You should retain the accompanying Prospectus and Prospectus Supplement for future reference. A statement of additional information (“SAI”), dated [ ], as supplemented from time to time, containing additional information, has been filed with the (“SEC”) and is incorporated by reference in its entirety into this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement that the Fund filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may request a free copy of the SAI, the table of contents of which is on page 66 of the accompanying Prospectus, request a free copy of the Fund’s annual and semi-annual reports, request other information or make shareholder inquiries, by calling toll-free 1-855-830-1222 or by writing to the Fund at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Fund’s annual and semi-annual reports also are available on the Fund’s website, free of charge, at www.rivernorthcef.com (information included on the website does not form a part of this Prospectus Supplement or accompanying Prospectus), or from the SEC’s website (http://www.sec.gov). You can review and copy documents the Fund has filed at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-551-8090 for information. The SEC charges a fee for copies. You can get the same information free from the SEC’s website (http://www.sec.gov). You may also e-mail requests for these documents to publicinfo@sec.gov or make a request in writing to the SEC’S Public Reference Section, Washington, D.C. 20549-1520.

The Fund’s securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Prospectus Summary	1
Summary Of Fund Expenses	18
Financial Highlights	20
The Fund	22
The Offering	22
Use Of Proceeds	22
Investment Objective, Strategies And Policies	22
Contingent Conversion Feature	24
Use Of Leverage	25
Risks	26
Management Of The Fund	43
Net Asset Value	45
Dividends And Distributions	45
Plan of Distribution	47
Dividend Reinvestment Plan	49
Description Of The Common Shares	50
Certain Provisions Of The Fund’s Charter And Bylaws And Of Maryland Law	54
Repurchase of Shares	60
Conversion To Open-End Fund	61
U.S. Federal Income Tax Matters	61
Custodian And Transfer Agent	65
Legal Matters	65
Control Persons	65
Additional Information	65
The Fund’s Privacy Policy	66
Table Of Contents For The Statement Of Additional Information	66

You should rely only on the information contained or incorporated by reference in this Prospectus. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this Prospectus and any related Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus and any related Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus and the statement of additional information contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Common Shares will trade in the public markets and other factors discussed in the Fund’s periodic filings with the SEC. Currently known risk factors that could cause actual results to differ materially from the Fund’s expectations include, but are not limited to, the factors described in the “Risks” section of the accompanying Prospectus. The Fund urges you to review carefully that section for a more detailed discussion of the risks of an investment in the Fund’s securities.

Although the Fund believes that the expectations expressed in the Fund’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” section of the accompanying Prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus are made as of the date of this Prospectus Supplement or the accompanying Prospectus, as the case may be. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s shares of common stock (the “Common Shares”). You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the statement of additional information (“SAI”), dated [ ], especially the information set forth under the heading “Risks.”

The Fund

RiverNorth Opportunities Fund, Inc. (the “Fund”) is a Maryland corporation registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). An investment in the Fund may not be appropriate for all investors. There can be no assurance that the Fund will achieve its investment objective.

Adviser and Subadviser

ALPS Advisors, Inc. serves as the Fund’s investment adviser (the “Adviser” or “ALPS”) and the Fund’s subadviser is RiverNorth Capital Management, LLC (the “Subadviser”). As of [ ], ALPS had approximately $[ ] billion of assets under management. The Adviser’s address is 1290 Broadway, Suite 110, Denver, CO 80203. As of [ ], RiverNorth had approximately $[ ] billion of assets under management. The Subadviser’s address is 325 N. LaSalle Street, Suite 645, Chicago, Illinois 60654 and its telephone number is (312) 832-1440.

The Fund pays the Adviser a management fee payable on a monthly basis at the annual rate of 1.00% of the Fund’s average daily Managed Assets for the services and facilities it provides. The Adviser (not the Fund) has agreed to pay the Subadviser a subadvisory fee payable on a monthly basis at the annual rate of 0.85% of the Fund’s average daily Managed Assets for the services it provides. As a result, the Adviser and the Subadviser are paid more if the Fund uses leverage directly, which creates a potential conflict of interest for the Adviser and the Subadviser. The Subadviser will seek to manage that potential conflict by utilizing leverage only when it determines such action is in the best interests of the Fund. For more information on the Adviser and the Subadviser, as well as the fees and expenses, see “Summary of Fund Expenses” and “Management of the Fund” on pages 18 and 43 of the accompanying Prospectus.

The Offering

The Fund, Adviser and Subadviser have entered into the sales agreement (“Sales Agreement”) with [ ] Institutional Services LLC (“[ ]”) relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sales Agreement, the Fund may offer and sell up to [ ] of the Fund’s Common Shares from time to time through [ ] as the Fund’s agent for the offer and sale of the Common Shares. The Fund’s Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “RIV.” As of [ ], the last reported sale price for the Fund’s Common Shares was $[ ]. As of [ ], the last reported net asset value (“NAV”) for the Fund’s Common Shares was $[ ].

Sales of the Fund’s Common Shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. See “Plan of Distribution” in this Prospectus Supplement. The Fund’s Common Shares may not be sold through agents, underwriters or dealers without delivery or deemed delivery of a Prospectus and a Prospectus Supplement describing the method and terms of the offering of the Fund’s securities. Under the 1940 Act, the Fund may not sell any Common Shares at a price below the current NAV of such Common Shares, exclusive of any distributing commission or discount.

Use of Proceeds

Unless otherwise specified in this Prospectus Supplement, ALPS anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of an offering of Common Shares in accordance with its investment objective and policies within three months after the completion of such offering. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to holders of Common Shares (“Common Stockholders”).

CAPITALIZATION

Pursuant to the Sales Agreement with [ ], the Fund may offer and sell up to [ ] of the Fund’s Common Shares from time to time through [ ] as the Fund’s agent for the offer and sale of the Common Shares under this Prospectus Supplement and the accompanying Prospectus. There is no guaranty that there will be any sales of the Fund’s Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. The table below shows the Fund’s historical capitalization as of [ ] and the estimated capitalization of the Fund assuming the sale of all [ ] Common Shares that are subject to the Sales Agreement on a pro forma, as adjusted basis as of [ ]. Actual sales, if any, of the Fund’s Common Shares, and the actual application of the proceeds thereof, under this Prospectus Supplement and the accompanying Prospectus may be different than as set forth in the table below. In addition, the price per share of any such sale may be greater or less than $[ ] depending on the market price of the Fund’s Common Shares at the time of any such sale. To the extent that the market price per share of the Fund’s Common Shares on any given day is less than the NAV per share on such day, the Fund will instruct [ ] not to make any sales on such day.

The following table sets forth the Fund’s capitalization:

•	on a historical basis as of [ ]

•	on a pro forma as adjusted basis to reflect (1) the assumed sale of [ ] of the Fund’s Common Shares at $[ ] per share (the last reported sale price of the Fund’s Common Shares on NYSE on [ ]) in an offering under this Prospectus Supplement and the accompanying Prospectus, and (2) the investment of net proceeds assumed from such offering in accordance with the Fund’s investment objective and policies, after deducting the assumed aggregate commission of $[ ] (representing an estimated commission paid to [ ] of [ ]% of the gross sales price per share in connection with the sale of Common Shares effected by [ ] in each offering) and offering costs payable by the Fund of $[ ].

	Actual	As Adjusted
Borrowings(1)	[ ]	[ ]
Common Shares, $0.0001 par value per share, 37,500,000 shares authorized, [ ] outstanding (actual) [ ] shares outstanding (as adjusted)	[ ]	[ ]
Undistributed net investment income (loss)	[ ]	[ ]
Accumulated net realized gain (loss) on investments	[ ]	[ ]
Net unrealized appreciation (depreciation) on investments	[ ]	[ ]
Net assets applicable to Common Stockholders	[ ]	[ ]
Total Capitalization	[ ]	[ ]

(1)	Figures do not reflect additional structural leverage related to certain securities lending programs, which were $[ ] million and $[ ] million as of [ ] and [ ], respectively.

SUMMARY OF FUND EXPENSES

The following table is intended to assist investors in understanding the fees and expenses (annualized) that an investor in Common Shares would bear, directly or indirectly. The table is based on the capital structure of the Fund as of [ ].

The table shows Fund expenses as a percentage of net assets attributable to Common Shares. The following table should not be considered a representation of the Fund’s future expenses. Actual expenses may be greater or less than those shown below.

Shareholder Transaction Expenses	As a Percentage of Offering Price
Sales Load(1)	[ ]%
Expenses Borne by Common Stockholders of the Fund(1)	[ ]%
Dividend Reinvestment Plan Fees	[ ](2)

As a Percentage of Net Assets Attributable to Common Shares (1)(6)
Annual Expenses
Management Fee(3)	1.00%
Dividend and Interest Expense on Short Sales	[ ]%
Interest Expense on Borrowings	[ ]%
Other Expenses(4)	[ ]%
Acquired Fund Fees and Expenses	[ ]%
Total Annual Expenses	[ ]%

Example(6)

The purpose of the following table is to help a holder of Common Shares understand the fees and expenses that such holder would bear directly or indirectly. The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) that the Fund incurs total annual expenses of [ ]% of its net assets in years 1 through 10 and (2) a 5% annual return.

	1 year	3 years	5 years	10 years
Total Expenses Incurred	$[ ]	$[ ]	$[ ]	$[ ]

The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those assumed.

(1)	Represents the estimated commission with respect to the Fund’s Common Shares being sold in this offering, which the Fund will pay to [ ] in connection with sales of Common Shares effected by [ ] in this offering. While [ ] is entitled to a commission of [ ]% to [ ]% of the gross sales price for Common Shares sold, with the exact amount to be agreed upon by the parties, the Fund has assumed, for purposes of this offering, that [ ] will receive a commission of [ ]% of such gross sales price. This is the only sales load to be paid in connection with this offering. There is no guaranty that there will be any sales of the Fund’s Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales of the Fund’s Common Shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth in the table. In addition, the price per share of any such sale may be greater or less than the price set forth in the table, depending on the market price of the Fund’s Common Shares at the time of any such sale.

(2)	There will be no brokerage charges with respect to Common Shares issued directly by the Fund under the dividend reinvestment plan. You will pay brokerage charges in connection with open market purchases or if you direct the plan agent to sell your Common Shares held in a dividend reinvestment account.

(3)	The management fee is charged as a percentage of the Fund’s average daily Managed Assets, as opposed to net assets. If leverage is used, Managed Assets will be greater in amount than net assets, because Managed Assets includes borrowings for investment purposes.

(4)	Other Expenses, Interest Expense on Borrowings and Dividend and Interest Expense on Short Sales are estimated based on the Fund’s [annual report/unaudited semi-annual] report dated [ ].

(5)	The “Acquired Fund Fees and Expenses” disclosed above are based on the expense ratios for the most recent fiscal year of the Underlying Funds in which the Fund anticipates investing, which may change substantially over time and, therefore, significantly affect “Acquired fund fees and expenses.” These amounts are based on the total expense ratio disclosed in each Underlying Fund’s most recent shareholder report. Some of the Underlying Funds in which the Fund intends to invest charge incentive fees based on the Underlying Funds’ performance. The [ ]% shown as “Acquired Fund Fees and Expenses” reflects estimated operating expenses of the Underlying Funds and transaction-related fees. Certain Underlying Funds in which the Fund intends to invest generally charge a management fee of 1.00% to 2.00% and up to a 20% incentive fee on income and/or capital gains, which are included in “Acquired Fund Fees and Expenses,” as applicable. The “Acquired Fund Fees and Expenses” disclosed above, however, do not reflect any performance-based fees or allocations paid by the Underlying Funds that are calculated solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in-kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Underlying Funds. Acquired Fund Fees and Expenses are borne indirectly by the Fund, but they will not be reflected in the Fund’s financial statements; and the information presented in the table will differ from that presented in the Fund’s financial highlights.

(6)	The example should not be considered a representation of future expenses and includes the expenses of the offering. The example assumes that the estimated “Other Expenses” set forth in the table are accurate and that all dividends and distributions are reinvested at the Common Share NAVs. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% annual return shown in the example.

The purpose of the table and the example above is to help investors understand the fees and expenses that they, as Common Stockholders, would bear directly or indirectly. For additional information with respect to the Fund’s expenses, see “Management of the Fund” on page 43 of the accompanying Prospectus.

MARKET AND NET ASSET VALUE INFORMATION

The Fund’s Common Shares are listed on the NYSE under the symbol “RIV.” The Fund’s Common Shares commenced trading on the NYSE in December 2015.

The Fund’s Common Shares have traded both at a premium and a discount to NAV. The Fund cannot predict whether the Common Shares will trade in the future at a premium or discount to NAV. The provisions of the 1940 Act generally require that the public offering price of Common Shares (less any underwriting commissions and discounts) must equal or exceed the NAV per share of a company’s common stock (calculated within 48 hours of pricing). The Fund’s issuance of Common Shares may have an adverse effect on prices in the secondary market for the Fund’s Common Shares by increasing the number of Common Shares available, which may put downward pressure on the market price for the Fund’s Common Shares. Shares of common stock of closed-end investment companies frequently trade at a discount from NAV. See “Risks— Market Discount” on page 29 of the accompanying Prospectus.

The following table shows, for each fiscal quarter since the quarter ended January 31, 2016; (i) high and low NAVs per share of common stock, (ii) the high and low sale prices per share of common stock, as reported in the consolidated transaction reporting system, and (iii) the percentage by which the Common Shares traded at a premium over, or discount from, the high and low NAVs per shares of common stock. The Fund’s NAV per Common Share is determined on a daily basis. See “Net Asset Value” on page 46 of the accompanying Prospectus for information as to the determination of the Fund’s NAV.

Quarter Ended		Market Price		NAV at		Market Premium (Discount) to NAV at
		High	Low	Market High	Market Low	Market High	Market Low
2018	July 31	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
	April 30	21.16	20.25	20.00	19.25	9.44%	3.73%
	January 31	21.07	19.37	19.98	19.91	5.46%	-2.71%
2017	October 31	21.22	19.50	20.84	20.59	1.82%	-5.30%
	July 31	21.57	19.42	20.99	20.64	2.76%	-5.91%
	April 30	20.13	19.35	20.90	20.33	-3.68%	-4.80%
	January 31	19.65	18.29	20.43	19.19	-3.82%	-4.69%
2016	October 31	20.92	18.97	20.88	19.72	0.17%	-3.83%
	July 31	19.94	18.07	20.92	19.69	-4.67%	-8.23%
	April 30	19.79	15.55	20.24	17.42	-2.23%	-10.73%
	January 31	21.14	18.96	19.45	17.68	8.69%	7.24%

On [ ], the NAV per Common Share was [ ], trading prices ranged between $[ ] and $[ ] (representing a premium to NAV of [ ]% and [ ]%, respectively) and the closing price per Common Share was $[ ] (representing a premium to NAV of [ ]%).

Outstanding Securities

As of [ ], the Fund’s Common Shares were the only outstanding securities issued by the Fund. As of the same date, the Fund had [ ] Common Shares outstanding:

(1)	(2)	(3)	(4)
	Amount	Amount Held by Fund or for	Amount Outstanding Exclusive of Amount Shown under (3)
Title of Class	Authorized	its account	As of [ ]
Common Stock	37,500,000	[ ]	[ ]

USE OF PROCEEDS

Unless otherwise specified in this Prospectus Supplement, the Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of an offering of Securities in accordance with its investment objective and policies within three months after the completion of such offering. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Stockholders.

PLAN OF DISTRIBUTION

Under the Sales Agreement among the Fund, ALPS, the Subadviser and [ ], upon written instructions from the Fund, [ ] will use its commercially reasonable efforts consistent with its sales and trading practices, to sell, as the Fund’s sales agent, the Common Shares under the terms and subject to the conditions set forth in the Sales Agreement. [ ]’s sales efforts will continue until we instruct [ ] to suspend sales. The Fund will instruct [ ] as to the amount of Common Shares to be sold by [ ]. The Fund may instruct [ ] not to sell Common Shares if the sales cannot be effected at or above the price designated by the Fund in any instruction. The Fund or [ ] may suspend the offering of Common Shares upon proper notice and subject to other conditions.

[ ] will provide written confirmation to the Fund not later than the opening of the trading day on the NYSE following the trading day on which Common Shares are sold under the Sales Agreement. Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by the Fund to [ ] in connection with the sales.

The Fund will pay [ ] commissions for its services in acting as agent in the sale of Common Shares. [ ] will be entitled to compensation of [ ] to [ ] basis points of the gross sales price per share of any common shares sold under the Sales Agreement, with the exact amount of such compensation to be mutually agreed upon by the Fund and [ ] from time to time.

There is no guaranty that there will be any sales of the Fund’s Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Fund’s Common Shares under this Prospectus Supplement and the accompanying Prospectus may be less than as set forth in this paragraph. In addition, the price per share of any such sale may be greater or less than the price set forth in this paragraph, depending on the market price of the Fund’s Common Shares at the time of any such sale. Assuming [ ] of the Fund’s Common Shares offered hereby are sold at a market price of $[ ] per share (the last reported sale price for the Fund’s Common Shares on the NYSE on [ ]), we estimate that the total cost for the offering, excluding compensation payable to [ ] under the terms of the sales agreement and estimated offering expenses, would be approximately $[ ].

Settlement for sales of Common Shares will occur on the second trading day following the date on which such sales are made, or on some other date that is agreed upon by the Fund and [ ] in connection with a particular transaction, in return for payment of the net proceeds to the Fund. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the Common Shares on behalf of the Fund, [ ] may, and will with respect to sales effected in an “at the market” offering, be deemed to be an “underwriter” within the meaning of the 1933 Act, and the compensation of [ ] may be deemed to be underwriting commissions or discounts. The Fund has agreed to provide indemnification and contribution to [ ] against certain civil liabilities, including liabilities under the Securities Act.

The offering of the Fund’s Common Shares pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of all Common Shares subject the Sales Agreement or (2) termination of the Sales Agreement. The Sales Agreement may be terminated by the Fund in its sole discretion at any time by giving notice to [ ]. In addition, [ ] and the Adviser may terminate the Sales Agreement under the circumstances specified in the Sales agreement and [ ] may terminate the Sales Agreement in its sole discretion at any time following a period of 12 months from the date of the sales agreement by giving notice to the Fund.

The principal business address of [ ] is [ ].

LEGAL MATTERS

Certain legal matters in connection with the Common Shares will be passed upon for the Fund by Dechert LLP, New York, New York. Dechert LLP may rely as to certain matters of Maryland law on the opinion of [ ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[ ] serves as the independent registered public accounting firm of the Fund and will annually render an opinion on the financial statements of the Fund.

ADDITIONAL INFORMATION

The Fund will be subject to the informational requirements of the Securities Exchange Act of 1934 and the 1940 Act and in accordance therewith files reports and other information with the SEC. Reports, proxy statements and other information filed by the Fund with the SEC pursuant to the informational requirements of such Acts can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

This Prospectus Supplement and accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

RiverNorth Opportunities Fund, Inc

FORM OF

PROSPECTUS

SUPPLEMENT